SECURED NON-CONVERTIBLE TERM NOTE

            FOR VALUE RECEIVED, NATIONAL INVESTMENT MANAGERS INC., a Florida corporation (the "COMPANY"), promises to pay to LAURUS MASTER FUND, LTD., c/o M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, Fax: 345-949-8080 (the "HOLDER") or its registered assigns or successors in interest, the sum of Seven Million Dollars ($7,000,000), together with any accrued and unpaid interest hereon, on May 30, 2010 (the "MATURITY DATE") if not sooner paid. The original principal amount of this Secured Non-Convertible Term Note subject to amortizing payments pursuant to Section 1.3 hereof is hereinafter referred to as the "AMORTIZING PRINCIPAL AMOUNT" and the remaining original principal amount of this Secured Non-Convertible Term Note is hereinafter referred to as the "NON-AMORTIZING PRINCIPAL AMOUNT." The Amortizing Principal Amount and the Non-Amortizing Principal Amount are collectively referred to herein as the "PRINCIPAL AMOUNT".

            Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Securities Purchase Agreement dated as of the date hereof by and between the Company and the Holder (as amended, modified and/or supplemented from time to time, the "PURCHASE AGREEMENT").

            The Principal Amount of this Secured Non-Convertible Term Note that is contained in the Restricted Account (as defined in the Restricted Account Agreement referred to in the Purchase Agreement) on the date of the issuance of this Secured Non-Convertible Term Note is $7,000,000.

            The following terms shall apply to this Secured Non-Convertible Term Note (this "NOTE"):

                                   ARTICLE I
                         CONTRACT RATE AND AMORTIZATION

            1.1 Contract Rate. Subject to Sections 3.2 and 4.10, interest payable on the outstanding Principal Amount of this Note shall be calculated on the basis of a 360 day year and shall accrue at a rate per annum equal to up to seventeen and one-half percent (17 1/2%) (the "CONTRACT RATE"), payable as follows:

            (a) Interest in the amount of ten percent (10%) per annum (the "10% INTEREST TRANCHE") shall accrue but not be payable during the period commencing on the date hereof and ending on May 30, 2006. The 10% Interest Tranche shall be payable monthly, in arrears, commencing on July 1, 2006 and on the first day of each consecutive calendar month thereafter (each, a "REPAYMENT DATE") through and including the Maturity Date, and on the Maturity Date, whether by acceleration or otherwise. On each Repayment Date, amounts payable by the Company under the 10% Interest Tranche shall be reduced by the dollar amount of interest earned on funds on deposit in the Restricted Account at North Fork Bank pursuant to the Restricted Account Agreement.

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            (b) Interest in the amount of seven and one-half percent (7.5%) per annum (the "7.5% INTEREST TRANCHE") shall accrue on funds that are released to Borrower from the Restricted Account (each, a "RELEASED AMOUNT"), commencing on the date of release of such funds ( each such date referred to as a "RELEASE DATE"). The 7.5% Interest Tranche shall be payable monthly in arrears on each Released Amount commencing on the Release Date to which such Released Amount relates and on each Repayment Date thereafter and on the Maturity Date, whether by acceleration or otherwise or, in the event of the redemption of all or any portion of the Principal Amount, accrued interest on the amount so redeemed shall be paid on the date of redemption. Notwithstanding the foregoing, the Borrower may elect, in lieu of paying the 7.5% Interest Tranche on a given Repayment Date, to add the amount of the 7.5% Interest Tranche that is due on such Repayment Date to the Principal Amount (such added amount, the "7.5% INTEREST AMOUNT"). If the Borrower elects to add the 7.5% Interest Amount to the Principal Amount outstanding on a given Repayment Date, then the Borrower shall give written notice to the Holder of such election, which notice shall be received by the Holder no later than three (3) business days prior to such Repayment Date.

            1.2 Contract Rate Payments. The Contract Rate shall be calculated on the last business day of each calendar month hereafter until the Maturity Date.

            1.3 Principal Payments. Amortizing payments of the aggregate Principal Amount outstanding under this Note at any time and not contained in the Restricted Account (as defined in the Restricted Account Agreement) shall be made by the Company commencing on April 1, 2007 and on the first business day of each succeeding month thereafter through and including the Maturity Date (each, an "AMORTIZATION DATE"). In the event that the Release Date has not occurred by March 31, 2007, the funds in the Restricted Account may be returned to the Holder at the Holder's sole discretion. Commencing on the first Amortization Date, the Company shall make monthly payments of principal to the Holder on each Amortization Date, each such payment in the amount of (a) $116,666.67, if all funds in the Restricted Account have been released as of the first Amortization Date, or (b) one-sixtieth of the aggregate of amounts released from the Restricted Account if less than all funds in the Restricted Account have been released (the "MONTHLY PRINCIPAL AMOUNT"), together with any accrued and unpaid interest on such portion of the Amortizing Principal Amount plus any and all other unpaid amounts which are then owing under this Note, the Purchase Agreement and/or any other Related Agreement (collectively, the "MONTHLY AMOUNT"). Any outstanding Principal Amount together with any accrued and unpaid interest and any and all other unpaid amounts which are then owing by the Company to the Holder under this Note, the Purchase Agreement and/or any other Related Agreement shall be due and payable on the Maturity Date.

                                   ARTICLE II
                                   REDEMPTION

            2.1 Optional Redemption of Amortizing Principal Amount. The Company may prepay outstanding Amortizing Principal Amount, in whole or in part, (the "OPTIONAL AMORTIZING REDEMPTION") by paying to the Holder a sum of money equal to one hundred percent (100%) of the Amortizing Principal Amount to be redeemed together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note, the Purchase Agreement or any other Related Agreement (the "AMORTIZING REDEMPTION AMOUNT") outstanding on the Amortizing Redemption Payment Date (as defined below). The Company shall deliver to the Holder a written notice of redemption (the "NOTICE OF AMORTIZING REDEMPTION") specifying the date for such Optional Amortizing Redemption (the "AMORTIZING REDEMPTION PAYMENT DATE"), which date shall be seven
(7) business days after the date of the Notice of Amortizing Redemption (the "REDEMPTION PERIOD"). On the Amortizing Redemption Payment Date, the Amortizing Redemption Amount must be paid in good funds to the Holder. In the event the Company fails to pay the Amortizing Redemption Amount on the Amortizing Redemption Payment Date as set forth herein, then such Notice of Amortizing Redemption will be null and void.

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

            2.2 Optional Redemption of Non-Amortizing Principal Amount. The Borrower will have the option of repaying the outstanding Non-Amortizing Principal Amount ("OPTIONAL NON-AMORTIZING REDEMPTION"), in whole or in part, by paying the Holder a sum of money equal to one hundred percent (100%) of the Non-Amortizing Principal Amount to be redeemed, together with accrued but unpaid interest thereon (the "NON-AMORTIZING REDEMPTION AMOUNT") on the Non-Amortizing Redemption Date (as defined below). The Borrower shall deliver to the Holder a written notice of redemption (the "NOTICE OF NON-AMORTIZING REDEMPTION") specifying the date for such Optional Non-Amortizing Redemption (the "NON-AMORTIZING REDEMPTION DATE"), which date shall be not less than seven (7) business days after the date of the Notice of Non-Amortizing Redemption (the "NON-AMORTIZING REDEMPTION PERIOD"). On the Non-Amortizing Redemption Date, the Non-Amortizing Redemption Amount shall be paid (i) in good funds to the Holder, or (ii) by furnishing the Holder written direction to notify the bank holding the Restricted Account to release from the Restricted Account and deliver to the Holder a sum of money equal to the Non-Amortizing Redemption Amount.

            2.3 Mandatory Redemption. The total outstanding Principal Amount, together with any accrued and unpaid interest and any and all other unpaid amounts that are then owing by Borrower and its subsidiaries to Holder under this Note, the Purchase Agreement and/or any Related Agreement shall be due and payable on the Maturity Date.

                                  ARTICLE III
                                EVENTS OF DEFAULT

            3.1 Events of Default. The occurrence of any of the following events set forth in this Section 3.1 shall constitute an event of default ("EVENT OF DEFAULT") hereunder:

                  (a) Failure to Pay. The Company fails to pay when due any installment of principal, interest or other fees hereon in accordance herewith, or the Company fails to pay any of the other Obligations (under and as defined in the Master Security Agreement, as amended, modified or supplemented) when due, and, in any such case, such failure shall continue for a period of three
(3) days following the date upon which any such payment was due.

                  (b) Breach of Covenant. The Company or any of its Subsidiaries breaches any covenant or any other term or condition of this Note in any material respect and such breach, if subject to cure, continues for a period of twenty (20) days after the occurrence thereof.

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

                  (c) Breach of Representations and Warranties. Any representation, warranty or statement made or furnished by the Company or any of its Subsidiaries in this Note, the Purchase Agreement or any other Related Agreement shall at any time be false or misleading in any material respect on the date as of which made or deemed made.

                  (d) Default Under Other Agreements. The occurrence and continuation of any default (or similar term) in the observance or performance of any other agreement or condition relating to any indebtedness or contingent indebtedness obligation of the Company or any of its Subsidiaries (including, without limitation, the indebtedness evidenced by the Subordinated Debt Documentation) beyond the period of grace (if any), the effect of which default is to cause, or permit the holder or holders of such indebtedness or beneficiary or beneficiaries of such contingent indebtedness obligation to cause, such not less than $50,000 of such indebtedness to become due prior to its stated maturity or such contingent indebtedness obligation to become payable;

                  (e) Material Adverse Effect. Any change or the occurrence of any event which could reasonably be expected to have a Material Adverse Effect;

                  (f) Bankruptcy. The Company or any of its Subsidiaries shall
(i) apply for, consent to or suffer to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, without challenge within ten (10) days of the filing thereof, or failure to have dismissed, within thirty
(30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

                  (g) Judgments. Attachments or levies in excess of $100,000 in the aggregate are made upon the Company or any of its Subsidiary's assets or a judgment is rendered against the Company's property involving a liability of more than $100,000 which shall not have been vacated, discharged, stayed or bonded within thirty (30) days from the entry thereof;

                  (h) Insolvency. The Company or any of its Subsidiaries shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

                  (i) Change of Control. A Change of Control (as defined below) shall occur with respect to the Company, unless Holder shall have expressly consented to such Change of Control in writing. A "Change of Control" shall mean any event or circumstance as a result of which (i) any "Person" or "group" (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act, as in effect on the date hereof), other than the Holder, is or becomes the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the then outstanding voting equity interest of the Company [(other than a "Person" or "group" that beneficially owns 35% or more of such outstanding voting equity interests of the Company on the date hereof)], (ii) the Board of Directors of the Company shall cease to consist of a majority of the Company's board of directors on the date hereof (or directors appointed by a majority of the board of directors in effect immediately prior to such appointment) or (iii) the Company or any of its Subsidiaries merges or consolidates with, or sells all or substantially all of its assets to, any other person or entity;

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

                  (j) Indictment; Proceedings. The indictment of the Company or any of its Subsidiaries or any executive officer of the Company or any of its Subsidiaries under any criminal statute, or commencement of criminal or civil proceeding against the Company or any of its Subsidiaries or any executive officer of the Company or any of its Subsidiaries pursuant to which statute or proceeding penalties or remedies sought or available include forfeiture of any of the property of the Company or any of its Subsidiaries;

                  (k) The Purchase Agreement and Related Agreements. (i) An Event of Default shall occur beyond the applicable cure or grace period, if any, under and as defined in the Purchase Agreement or any other Related Agreement,
(ii) the Company or any of its Subsidiaries shall breach any term or provision of the Purchase Agreement or any other Related Agreement in any material respect and such breach, if capable of cure, continues unremedied for a period of twenty
(20) days after the occurrence thereof, (iii) the Company or any of its Subsidiaries attempts to terminate, challenges the validity of, or its liability under, the Purchase Agreement or any Related Agreement, (iv) any proceeding shall be brought by the Company to challenge the validity, binding effect of the Purchase Agreement or any Related Agreement or (iv) the Purchase Agreement or any Related Agreement ceases to be a valid, binding and enforceable obligation of the Company or any of its Subsidiaries (to the extent such persons or entities are a party thereto);

                  (l) Stop Trade. An SEC stop trade order or Principal Market trading suspension of the Common Stock shall be in effect for five (5) consecutive days or five (5) days during a period of ten (10) consecutive days, excluding in all cases a suspension of all trading on a Principal Market, provided that the Company shall not have been able to cure such trading suspension within thirty (30) days of the notice thereof or list the Common Stock on another Principal Market within sixty (60) days of such notice; or

            3.2 Default Interest. Following the occurrence and during the continuance of an Event of Default, the Company shall pay additional interest on the outstanding principal balance of this Note in an amount equal to two percent (2%) per month, and all outstanding obligations under this Note, the Purchase Agreement and each other Related Agreement, including unpaid interest, shall accrue or continue to accrue, as applicable, interest at such additional interest rate from the date of such Event of Default until the date such Event of Default is cured or waived.

            3.3 Default Payment. Following the occurrence and during the continuance of an Event of Default, the Holder, at its option, may demand repayment in full of all obligations and liabilities owing by Company to the Holder under this Note, the Purchase Agreement and/or any other Related Agreement and/or may elect, in addition to all rights and remedies of the Holder under the Purchase Agreement and the other Related Agreements and all obligations and liabilities of the Company under the Purchase Agreement and the

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

other Related Agreements, to require the Company to make a Default Payment ("DEFAULT PAYMENT"). The Default Payment shall be 120% of the outstanding principal amount of the Note (with the Company credited for any principal amount then remaining in the Restricted Account), plus accrued but unpaid interest, all other fees then remaining unpaid, and all other amounts payable hereunder. The Default Payment shall be applied first to any fees due and payable to the Holder pursuant to this Note, the Purchase Agreement, and/or the other Related Agreements, then to accrued and unpaid interest due on this Note and then to the outstanding principal balance of this Note. The Default Payment shall be due and payable immediately on the date that the Holder has exercised its rights pursuant to this Section 3.3.

                                   ARTICLE IV
                                  MISCELLANEOUS

            4.1 Issuance of New Note. Upon any partial redemption of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Company to the Holder for the principal balance of this Note and interest which shall not have been converted or paid. Subject to the provisions of Article III of this Note, the Company shall not pay any costs, fees or any other consideration to the Holder for the production and issuance of a new Note.

            4.2 Cumulative Remedies. The remedies under this Note shall be cumulative.

            4.3 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

            4.4 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address provided in the Purchase Agreement executed in connection herewith, and to the Holder at the address provided in the Purchase Agreement for such Holder, with a copy to John E. Tucker, Esq., 825 Third Avenue, 14th Floor, New York, New York 10022, facsimile number (212) 541-4434, or at such other address as the Company or the Holder may designate by ten days advance written notice to the other parties hereto.

            4.5 Amendment Provision. The term "Note" and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as such successor instrument may be amended or supplemented.

            4.6 Assignability. This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement. The Company may not assign any of its obligations under this Note without the prior written consent of the Holder, any such purported assignment without such consent being null and void.

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

            4.7 Cost of Collection. In case of any Event of Default under this Note, the Company shall pay the Holder reasonable costs of collection, including reasonable attorneys' fees.

            4.8 Governing Law, Jurisdiction and Waiver of Jury Trial.

                  (a) THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

                  (b) THE COMPANY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE COMPANY, ON THE ONE HAND, AND THE HOLDER, ON THE OTHER HAND, PERTAINING TO THIS NOTE OR ANY OF THE OTHER RELATED AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS NOTE OR ANY OF THE RELATED AGREEMENTS; PROVIDED, THAT THE COMPANY ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK; AND FURTHER PROVIDED, THAT NOTHING IN THIS NOTE SHALL BE DEEMED OR OPERATE TO PRECLUDE THE HOLDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE HOLDER. THE COMPANY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND THE COMPANY HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. THE COMPANY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE COMPANY AT THE ADDRESS SET FORTH IN THE PURCHASE AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF THE COMPANY'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

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

                  (c) THE COMPANY DESIRES THAT ITS DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE COMPANY HERETO WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE HOLDER AND THE COMPANY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS NOTE, ANY OTHER RELATED AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.

            4.9 Severability. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.

            4.10 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by such law, any payments in excess of such maximum rate shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

            4.11 Security Interest and Guarantee. The Holder has been granted a security interests (i) in certain assets of the Company and its Subsidiaries as more fully described in the Master Security Agreement dated as of March 9, 2005, as amended, modified or supplemented and as reaffirmed by the Reaffirmation Agreement and (ii) in the equity interests of the Companies' Subsidiaries pursuant to the Stock Pledge Agreement dated as of March 9, 2005 as amended, modified or supplemented and as reaffirmed by the Reaffirmation Agreement. The obligations of the Company under this Note are guaranteed by certain Subsidiaries of the Company pursuant to the Subsidiary Guaranty dated as of March 9, 2005 as amended, modified or supplemented and as reaffirmed by the Reaffirmation Agreement.

            4.12 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

            4.13 Registered Obligation. This Note is intended to be a registered obligation within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i) and the Company (or its agent) shall register this Note (and thereafter shall maintain such registration) as to both principal and any stated interest. Notwithstanding any document, instrument or agreement relating to this Note to the contrary, transfer of this Note (or the right to any payments of principal or stated interest thereunder) may only be effected by (i) surrender of this Note and either the reissuance by the Company of this Note to the new holder or the issuance by the Company of a new instrument to the new holder, or (ii) transfer through a book entry system maintained by the Company (or its agent), within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i)(B).

       [Balance of page intentionally left blank; signature page follows]


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

      IN WITNESS WHEREOF, the Company has caused this Secured Term Note to be signed in its name effective as of this 30th day of May_, 2006.


                                             NATIONAL INVESTMENT MANAGERS INC.


                                             By:______________________________
                                                  Name:
                                                  Title:

WITNESS:

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